Exhibit 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contacts:
New York, N.Y. 10022	James N. Fernandez
(212) 230-5315 Mark L. Aaron (212) 230-5301

TIFFANY REPORTS FIRST QUARTER RESULTS;
WORLDWIDE SALES RISE 22% AND E.P.S. UP SHARPLY

New York, N.Y., May 27, 2010 – Worldwide sales at Tiffany & Co. (NYSE: TIF) increased 22% in the first quarter ended April 30, 2010 due to growth in most regions and product categories.  As a result of the strong, and higher-than-expected, sales growth and operating margin, net earnings more than doubled to $0.50 per diluted share.

In the three months (first quarter) ended April 30, 2010:

•
Net sales increased 22% to $633.6 million, from $517.6 million in last year’s first quarter.  On a constant-exchange-rate basis, which excludes the effect of translating foreign-currency-denominated sales into U.S. dollars, worldwide net sales increased 18% and comparable store sales rose 10% (see attached “Non-GAAP Measures” schedule).

•
Net earnings from continuing operations increased 135% to $64.4 million, versus $27.4 million, and per diluted share rose 127% to $0.50 from $0.22 last year. Net earnings were $64.4 million, or $0.50 per diluted share, versus $24.3 million, or $0.20 per diluted share, last year.

Michael J. Kowalski, chairman and chief executive officer, said, “Our business performed exceptionally well in the first quarter, continuing the broad-based improvement we began to experience in the second half of 2009. Sales growth was again achieved in most countries and product categories, as consumers around the world continued to turn to those brands they can trust, authentic luxury brands with a legacy of excellence in design and craftsmanship.”

Effective with this release, the Company is expanding its reporting of sales by geographical segments, in order to align with changes in its organizational and management reporting structure. Specifically, the Company is now reporting results in Japan separately from the rest of the Asia-Pacific region, and wholesale sales to independent distributors for resale in certain emerging markets (such as Russia and the Middle East) that were previously included in Europe and Asia-Pacific are now included in the “Other” segment. Prior-year results have been restated for this change. The Company has posted restated sales results by quarter for 2009 and 2008 on its website (www.tiffany.com, and click on “investors” followed by “reportable segments”).

Net sales by segment were as follows:

•
Sales in the Americas increased 22% to $315.3 million. On a constant-exchange-rate basis, sales rose 20% and comparable store sales rose 15%, of which sales in the New York flagship store rose 26% and comparable Americas’ branch store sales increased 13%.  Internet and catalog sales in the Americas rose 23%.

•
In Asia-Pacific, sales increased 50% to $122.3 million. On a constant-exchange-rate basis, sales increased 37% and comparable store sales rose 21% due to growth in most countries. During the quarter, the Company opened its third store in Shanghai, and at quarter-end operated 11 stores in China.

•	In Japan, sales declined 2% to $115.0 million. On a constant-exchange-rate basis, sales declined 7% and comparable store sales declined 10%.

•	Sales in Europe rose 25% to $68.6 million. On a constant-exchange-rate basis, sales rose 19% and comparable store sales rose 14%, with the strongest growth across continental Europe.

•
Other sales increased to $12.3 million from $4.9 million in the prior year. This resulted from an increase in wholesale sales of rough diamonds, as well as an increase in wholesale sales of TIFFANY & CO. merchandise to independent distributors.

•	The Company operated 221 TIFFANY & CO. stores and boutiques at April 30, 2010 (91 in the Americas, 57 in Japan, 46 in Asia-Pacific and 27 in Europe),

           versus 209 locations a year ago (88 in the Americas, 56 in Japan, 41 in Asia-Pacific and 24 in Europe).

Other financial highlights were:

•	Gross margin (gross profit as a percentage of net sales) increased to 57.8%, from 55.9% last year, reflecting sales leverage on fixed costs and manufacturing efficiencies.

•
Selling, general and administrative (SG&A) expenses increased 13% primarily due to planned increases in staffing, occupancy and marketing costs. The ratio of SG&A expenses to net sales was 41.1%, versus 44.4% a year ago.

•	Interest and other expenses, net of $12.1 million was virtually unchanged from $12.4 million in the prior year.

•
The effective income tax rate of 30.9% was lower than 41.7% last year and an expectation of 35%. The below-expected rate resulted from a tax benefit related to a change in the tax status of certain subsidiaries, partly offset by a charge related to the new health care reform legislation. Combined, these nonrecurring items benefited earnings per share by approximately $0.02 per diluted share in the quarter (see attached “Non-GAAP Measures” schedule).

•	Accounts receivable at April 30, 2010 were 3% above the prior year.

•
Net inventories at April 30, 2010 were 5% below April 30, 2009. However, net inventories have increased 3% since the start of the fiscal year, and management’s objective continues to call for a high-single-digit percentage increase for the full year to support sales growth and new store openings.

•
The Company spent $14.3 million in the first quarter to repurchase 319,500 shares of its Common Stock at an average cost of $44.62 per share. Approximately $388 million remains available for future repurchases under the existing plan which expires in January 2011.

•
Cash and cash equivalents were $674 million at April 30, 2010, versus $304 million a year ago. In addition, total short-term and long-term debt was 39% of stockholders’ equity at April 30, 2010, compared with 51% a year ago.

Mr. Kowalski continued, “We are taking advantage of opportunities related to store expansion, new product introductions and expanded marketing communications in order to grow Tiffany’s worldwide presence and market share, and we have considerable financial strength as evidenced by our two most recent dividend increases of 18% and 25%. We are very encouraged with first quarter results, but believe it is prudent to maintain at least a modicum of caution in our outlook due to global economic uncertainties. In our second quarter to-date, consolidated worldwide sales are growing in line with our objective. Based on first quarter results exceeding our expectations, we are increasing our net earnings outlook to $2.55 - $2.60 per diluted share, from $2.45-$2.50. This new outlook excludes nonrecurring items, such as expenses related to the pending relocation of our New York headquarters staff, as well as the first quarter’s net tax benefit, which in total will reduce earnings in 2010 by approximately $0.09 per diluted share; our previous earnings forecast did not factor in any such items.”

2010 Outlook:

Management’s outlook for fiscal 2010 is based on the following assumptions which may or may not prove valid:
a)	A worldwide sales increase of approximately 11%;
b)
By region, sales are expected to increase by a low-double-digit percentage in the Americas, to increase by a mid-twenties percentage in Asia-Pacific, to decline by a low-single-digit percentage in Japan and to increase by a high-single-digit percentage in Europe. Other sales are expected to be equal to the prior year;

c)	The opening of 16 new Company-operated stores (six in the Americas, eight in Asia-Pacific and two in Europe);
d)	An increase in the operating margin primarily due to a higher gross margin, as well as an improved ratio of SG&A expenses to sales;
e)	Interest and other expenses, net of approximately $50 million;
f)	An effective income tax rate of approximately 35%;
g)	Net earnings from continuing operations of $2.55 - $2.60 per diluted share (excluding nonrecurring items); and
h)	A high-single-digit percentage increase in net inventories.

Today’s Conference Call:

The Company will host a conference call today at 8:30 a.m. (Eastern Time) to review these actual results and its outlook. Investors may listen at http://investor.tiffany.com (“Events and Presentations”).

Next Scheduled Announcement:

The Company expects to report its second quarter 2010 financial results on August 27, 2010 with a conference call at 8:30 a.m. (Eastern Time).  To receive notifications of news releases, please register at http://investor.tiffany.com (“E-Mail Alerts”).

Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This document contains certain “forward-looking” statements concerning the Company’s objectives and expectations with respect to sales, store openings, operating margin, net earnings and inventories. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company’s 2009 Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

# # #

TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)

NON-GAAP MEASURES

Net Sales

The Company’s reported sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars (“constant-exchange-rate basis”). Management believes this constant-exchange-rate basis provides a more representative assessment of sales performance and provides better comparability between reporting periods.

The Company’s management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company’s operating results. The following table reconciles sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:
	First Quarter 2010 vs. 2009
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Net Sales:
Worldwide	22%	4%	18%
Americas	22%	2%	20%
Japan	(2)%	5%	(7)%
Asia-Pacific	50%	13%	37%
Europe	25%	6%	19%
Comparable Store Sales:
Worldwide	14%	4%	10%
Americas	17%	2%	15%
Japan	(5)%	5%	(10)%
Asia-Pacific	33%	12%	21%
Europe	20%	6%	14%

Net Earnings from Continuing Operations

The accompanying press release presents net earnings from continuing operations and highlights current-year nonrecurring items in the text. Management believes excluding such items presents the Company’s first quarter results on a more comparable basis to the corresponding period in the prior year, thereby providing investors with an additional perspective to analyze the results of operations of the Company at April 30, 2010. The following table reconciles GAAP net earnings from continuing operations and net earnings from continuing operations per diluted share (“EPS”) to the non-GAAP net earnings from continuing operations and net earnings from continuing operations per diluted share, as adjusted:

	Three Months Ended April 30, 2010		Three Months Ended April 30, 2009
(in thousands, except per share amounts)	$ (after tax)	Diluted EPS	$ (after tax)	Diluted EPS
Net earnings from continuing operations, as reported	$64,425	$0.50	$27,443	$0.22
Accelerated depreciation a	594	–	–	–
Tax benefit, net b	(3,096)	(0.02)	–	–
Net earnings from continuing operations as adjusted	$61,923	$0.48	$27,443	$0.22

a
On a pre-tax basis includes a $72,000 charge within cost of sales and $788,000 charge within SG&A for the three months ended April 30, 2010 associated with the Company’s plan to consolidate its New York headquarters’ staff within one location.

b
Includes a $5,006,000 benefit related to a change in tax status of certain subsidiaries and a $1,910,000 charge related to the new health care reform legislation, both recorded within the provision for income taxes for the three months ended April 30, 2010.

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited, in thousands, except per share amounts)

Three Months Ended April 30,
	2010	2009
Net sales	$633,586	$517,615

Cost of sales	267,608	228,396

Gross profit	365,978	289,219

Selling, general and administrative expenses	260,561	229,705

Earnings from continuing operations	105,417	59,514

Interest and other expenses, net	12,138	12,440

Earnings from continuing operations before income taxes	93,279	47,074

Provision for income taxes	28,854	19,631

Net earnings from continuing operations	64,425	27,443

Net loss from discontinued operations	-	3,102

Net earnings	$64,425	$24,341

Net earnings from continuing operations per share:

Basic	$0.51	$0.22
Diluted	$0.50	$0.22

Net earnings per share:

Basic	$0.51	$0.20
Diluted	$0.50	$0.20

Weighted-average number of common shares:

Basic	126,699	124,001
Diluted	128,543	124,164

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
	(Unaudited, in thousands)

	April 30,	January 31,	April 30,
	2010	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$673,750	$785,702	$303,729
Accounts receivable, net	139,879	158,706	135,437
Inventories, net	1,473,730	1,427,855	1,553,717
Deferred income taxes	6,514	6,651	12,130
Prepaid expenses and other current assets	87,586	66,752	120,772

Total current assets	2,381,459	2,445,666	2,125,785

Property, plant and equipment, net	673,786	685,101	721,452
Other assets, net	363,462	357,593	315,015

	$3,418,707	$3,488,360	$3,162,252

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term borrowings	$42,865	$27,642	$74,199
Current portion of long-term debt	252,720	206,815	40,170
Accounts payable and accrued liabilities	164,665	231,913	163,102
Income taxes payable	29,256	67,513	25,324
Merchandise and other customer credits	64,486	66,390	64,239

Total current liabilities	553,992	600,273	367,034

Long-term debt	464,170	519,592	707,477
Pension/postretirement benefit obligations	184,427	219,276	203,550
Other long-term liabilities	139,162	137,331	151,977
Deferred gains on sale-leasebacks	120,554	128,649	125,555
Stockholders' equity	1,956,402	1,883,239	1,606,659

	$3,418,707	$3,488,360	$3,162,252